EXHIBIT 99.1

Altavista, VA August 2, 2006 — Pinnacle Bankshares Corporation (OTBB:PPBN), the one-bank holding company of The First National Bank of Altavista (quarterly consolidated results unaudited) reported today net income after taxes of $624,000 or $0.43 per basic share for the quarter ended June 30, 2006, and $1,200,000 or $0.82 per basic share for the six months ended June 30, 2006 compared to net income after taxes of $537,000 or $0.37 per basic share and $1,014,000 or $0.70 per basic share, respectively, for the same periods of 2005.

Profitability as measured by the Company’s return on average assets (ROA) was 1.02% for the six months ended June 30, 2006, compared to 0.91% for the same period of 2005. Another key indicator of performance, the return on average equity (ROE) for the six months ended June 30, 2006 was 10.21%, compared to 9.05% for the six months ended June 30, 2005.

The improvements in net income and profitability were primarily due to an improved net interest margin and a higher loan to deposit ratio that increased net interest income from $1,987,000 for the three months ended June 30, 2005 to $2,283,000 for the three months ended June 30, 2006 and from $3,867,000 for the six months ended June 30, 2005 to $4,449,000 for the same period of 2006. The net interest margin increased from 3.84% for the six months ended June 30, 2005 to 4.06% for the six months ended June 30, 2006. The loan to deposit ratio increased from 85.66% on June 30, 2005 to 89.16% on June 30, 2006.

Noninterest income increased $41,000 or 3.46% for the six months ended June 30, 2006 compared to the same period of 2005. Noninterest income increased $29,000 or 4.55% when comparing the three months ended June 30, 2006 to the same period of 2005. The increases from 2005 were primarily due to an increase in commissions from investment sales during the first half of 2006.

Noninterest expense increased $292,000 or 8.39%, for the six months ended June 30, 2006 compared to the same period of 2005. Noninterest expense increased $168,000 or 9.43% for the three months ended June 30, 2006 compared to the same period of 2005. The increase in noninterest expense when comparing these periods is primarily attributable to an increase in personnel and other expenses associated with new and expanded facilities.

Total assets at June 30, 2006 were $240,012,000 up 2.79% from $233,490,000 at December 31, 2005. The principal components of the Company’s assets at the end of the period were $191,753,000 in net loans and $26,148,000 in securities. During the six-month period ended June 30, 2006, net loans increased 5.78% or $10,485,000 from $181,268,000 at December 31, 2005.

Total liabilities at June 30, 2006 were $216,232,000, up 2.83% from $210,278,000 at December 31, 2005, primarily as a result of an increase in savings and NOW accounts from December 31, 2005 of $3,624,000 or 5.60% and an increase in time deposits from December 31, 2005 of $2,015,000 or 1.64%.

Total stockholders’ equity at June 30, 2006 was $23,780,000 including $19,182,000 in retained earnings and $365,000 of accumulated other comprehensive losses, which represents net unrealized losses on available-for-sale securities. At December 31, 2005, total stockholders’ equity was $23,212,000.

Selected financial highlights are shown below.

Pinnacle Bankshares Corporation is a locally managed community banking organization based in Central Virginia. The one-bank holding company of The First National Bank of Altavista serves an area consisting primarily of Campbell County, northern Pittsylvania County, eastern Bedford County, northern Franklin County and the City of Lynchburg. The Company operates two branches in the Town of Altavista, two branches in Campbell County, one branch in the City of Lynchburg and a branch in Forest in Bedford County. A loan production office at Smith Mountain Lake in Moneta, Franklin County, Virginia opened in May 2005. The Brookville branch previously located in a Kroger grocery store on Timberlake Road in the City of Lynchburg was relocated approximately 1.5 miles west to a new full service branch at 20865 Timberlake Road in Campbell County in May 2006 and now operates as the Timberlake branch.

This press release may contain “forward-looking statements” within the meaning of federal securities laws that involve significant risks and uncertainties. These statements are based on certain assumptions and analyses by the Company and may relate to the Company’s future plans and performance. Although we believe our plans and expectations reflected in these forward-looking statements are reasonable, our ability to predict results or the actual effect of future plans or strategies is inherently uncertain, and we can give no assurance that these plans or expectations will be achieved. Factors that could cause actual results to differ materially from management’s expectations include, but are not limited to, changes in: interest rates, general economic conditions, the legislative/regulatory climate, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in our market area and accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements contained herein, and you should not place undue reliance on such statements, which reflect our position as of the date of this release.

Pinnacle Bankshares Corporation

Selected Financial Highlights

(Unaudited)

(Amounts in thousands)

Income Statement Highlights	3 Months Ended 6/30/2006	3 Months Ended 3/31/2006	3 Months Ended 6/30/2005
Net Interest Income	$2,283	$2,166	$1,987
Provision for Loan Losses	81	65	82
Noninterest Income	666	561	637
Noninterest Expense	1,949	1,823	1,781
Net Income	624	576	537

Income Statement Highlights	6 Months Ended 6/30/2006	Year Ended 12/31/2005	6 Months Ended 6/30/2005
Net Interest Income	$4,449	$7,983	$3,867
Provision for Loan Losses (including Overdraft Provision)	146	230	142
Noninterest Income	1,227	2,396	1,186
Noninterest Expense	3,772	7,166	3,480
Net Income	1,200	2,107	1,014

Balance Sheet Highlights	6/30/2006	12/31/2005	6/30/2005
Net Loans	$191,753	$181,268	$166,870
Total Investments	26,148	29,261	32,963
Total Assets	240,012	233,490	219,507
Total Deposits	215,066	209,246	195,878
Stockholders’ Equity	23,780	23,212	22,752